                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             NATHAN'S FAMOUS, INC.
                            MIAMI ACQUISITION CORP.
                                      AND
                             MIAMI SUBS CORPORATION

                          DATED AS OF JANUARY 15, 1999

                               TABLE OF CONTENTS

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                                                              PAGE
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ARTICLE I  THE MERGER.......................................    1
   1.1.  The Merger.........................................    1
   1.2.  Effective Time; Closing............................    1
   1.3.  Effect of the Merger...............................    2
   1.4.  Articles of Incorporation; Bylaws; Directors and
     Officers...............................................    2
   1.5.  Directors and Officers.............................    2
   1.6.  Effect on Capital Stock............................    2
   1.7.  Dissenting Shares..................................    3
   1.8.  Surrender of Certificates..........................    4
   1.9.  No Further Ownership Rights in MSC Capital Stock...    5
  1.10.  Lost, Stolen or Destroyed Certificates.............    5
  1.11.  Taking of Necessary Action; Further Action.........    5
  1.12.  Material Adverse Effect............................    6
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF MIAMI SUBS....    6
   2.1.  Organization of Miami Subs.........................    6
   2.2.  Miami Subs Capital Structure.......................    6
   2.3.  Subsidiaries.......................................    7
   2.4.  Obligations With Respect to Capital Stock..........    7
   2.5.  Authority; Enforceability; Non Contravention;
     Consents...............................................    8
   2.6.  Section 607.0902 of the Florida Business
     Corporation Act Not Applicable.........................    9
   2.7.  SEC Filings; Miami Subs' Financial Statements......    9
   2.8.  Absence of Certain Changes or Events...............   10
   2.9.  Taxes..............................................   10
  2.10.  Intellectual Property..............................   10
  2.11.  Compliance; Permits; Restrictions..................   11
  2.12.  Litigation.........................................   11
  2.13.  Brokers' and Finders' Fees.........................   11
  2.14.  Employee Benefit Plans.............................   12
  2.15.  Absence of Liens and Encumbrances..................   12
  2.16.  Environmental Matters..............................   12
  2.17.  Labor Matters......................................   13
  2.18.  Agreements, Contracts and Commitments..............   13
  2.19.  Change of Control Payments.........................   14
  2.20.  Statements; Proxy Statement/Prospectus.............   14
  2.21.  Board Approval.....................................   15
  2.22.  Minute Books.......................................   15

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
                                                              PAGE
                                                              ----
  2.23.  Political Contributions............................   15
  2.24.  Disclosure.........................................   15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF NATHAN'S AND
            MERGER SUB......................................   16
   3.1.  Organization of Nathan's...........................   16
   3.2.  Nathan's Capital Structure.........................   16
   3.3.  Subsidiaries.......................................   17
   3.4.  Obligations With Respect to Capital Stock..........   17
   3.5.  Authority; Enforceability; Non Contravention;
     Consents...............................................   18
   3.6.  SEC Filings; Nathan's Financial Statements.........   19
   3.7.  Absence of Certain Changes or Events...............   20
   3.8.  Taxes..............................................   20
   3.9.  Intellectual Property..............................   20
  3.10.  Compliance; Permits; Restrictions..................   21
  3.11.  Litigation.........................................   21
  3.12.  Brokers' and Finders' Fees.........................   21
  3.13.  Employee Benefit Plans.............................   21
  3.14.  Absence of Liens and Encumbrances..................   21
  3.15.  Environmental Matters..............................   22
  3.16.  Labor Matters......................................   22
  3.17.  Agreements, Contracts and Commitments..............   22
  3.18.  Change of Control Payments.........................   23
  3.19.  Statements; Proxy Statement/Prospectus.............   24
  3.20.  Board Approval.....................................   24
  3.21.  Minute Books.......................................   24
  3.22.  Political Contributions............................   24
  3.23.  Disclosure.........................................   25
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.............   25
   4.1.  Conduct of Business................................   25
ARTICLE V  ADDITIONAL AGREEMENTS............................   27
   5.1.  Proxy Statement/Prospectus; Registration Statement;
         Other Filings......................................   27
   5.2.  Meetings of Stockholders...........................   29
   5.3.  Access to Information; Confidentiality.............   29
   5.4.  No Solicitation by Miami Subs......................   29
   5.5.  Public Disclosure..................................   30
   5.6.  Legal Requirements.................................   30
   5.7.  Third Party Consents...............................   30

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
                                                              PAGE
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
   5.8.  FIRPTA.............................................   30
   5.9.  Notification of Certain Matters....................   31
  5.10.  Best Efforts and Further Assurances................   31
  5.11.  Stock Options......................................   31
  5.12.  Registration Rights................................   31
  5.13.  Indemnification and Insurance......................   32
  5.14.  NASDAQ Listing.....................................   33
  5.15.  Board of Directors of Nathan's.....................   33
  5.16.  Employment Agreements..............................   33
ARTICLE VI  CONDITIONS TO THE MERGER........................   33
   6.1.  Conditions to Obligations of Each Party to Effect
     the Merger.............................................   33
   6.2.  Additional Conditions to Obligations of Miami
     Subs...................................................   34
   6.3.  Additional Conditions to the Obligations of
     Nathan's and Merger Sub................................   35
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............   36
   7.1.  Termination........................................   36
   7.2.  Notice of Termination; Effect of Termination.......   37
   7.3.  Fees and Expenses..................................   38
   7.4.  Amendment..........................................   38
   7.5.  Extension; Waiver..................................   38
ARTICLE VIII  GENERAL PROVISIONS............................   38
   8.1.  Non-Survival of Representations and Warranties.....   38
   8.2.  Notices............................................   38
   8.3.  Interpretation; Knowledge..........................   39
   8.4.  Counterparts.......................................   40
   8.5.  Entire Agreement...................................   40
   8.6.  Severability.......................................   40
   8.7.  Other Remedies; Specific Performance...............   40
   8.8.  Governing Law......................................   40
   8.9.  Rules of Construction..............................   40
  8.10.  Assignment.........................................   40

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                               INDEX OF EXHIBITS

Exhibit A ................................... Form of Warrant Agreement
Exhibit B ........... Form of Employment Agreement for Donald L. Perlyn
Exhibit C .............. Form of Employment Agreement for Jerry W. Woda
Exhibit D ................ Form of Employment Agreement for Frank Baran

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of January 15, 1999, among Nathan's Famous, Inc., a Delaware corporation ("Nathan's"), Miami Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Nathan's ("Merger Sub"), and Miami Subs Corporation, a Florida corporation ("Miami Subs").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act ("FBCA"), Nathan's and Miami Subs will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Miami Subs (the "Merger") so that Miami Subs will continue as the surviving corporation and will become a wholly owned subsidiary of Nathan's.

     B. The respective Boards of Directors of Nathan's and Merger Sub (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of Nathan's and in its best interests, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) have resolved to recommend that the stockholders of Nathan's vote to approve the Merger.

     C. The Board of Directors of Miami Subs (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Miami Subs and in its best interests, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has resolved to recommend that the shareholders of Miami Subs vote to approve the Merger.

     D. Nathan's and Merger Sub, on the one hand, and Miami Subs on the other hand, desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the FBCA, Merger Sub shall be merged with and into Miami Subs, the separate corporate existence of Merger Sub shall cease and Miami Subs shall continue as the surviving corporation. Miami Subs as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of State of the State of Florida in accordance with the relevant provisions of the FBCA (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Articles of Merger) being the

"Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Articles of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Blau, Kramer, Wactlar & Lieberman, P.C. at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and the FBCA all the property, rights, privileges, powers and franchises of Miami Subs and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Miami Subs and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws; Directors and Officers.

     (a) Unless otherwise determined by Nathan's prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Miami Subs, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the FBCA and such Articles of Incorporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the terms will be substantially similar to those contained in the Articles of Incorporation of Merger Sub.

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended, altered, or repealed as provided therein, in the Articles of Incorporation of the Surviving Corporation and the FBCA.

     1.5. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Conversion of MSC Capital Stock. Each share of Common Stock, par value $.01 per share, of Miami Subs (the "MSC Capital Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of MSC Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e)) into the right to receive (i) a fraction of a share of Common Stock, par value $.01 per share, of Nathan's (the "Nathan's Common Stock") having a value of $2.068 (the "Exchange Ratio") upon surrender of the certificate representing such share of MSC Capital Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10); provided, however that Nathan's shall not be required to issue more than one share of Nathan's Common Stock for each two shares of MSC Capital Stock. In addition, for each four shares of Nathan's Common

     Stock that a holder of MSC Capital Stock is entitled to receive, such holder shall be entitled to receive one warrant to purchase one share of Nathan's Common Stock (the "Warrant") at an exercise price of $6.00 per share pursuant to the terms of a Warrant Agreement, substantially in the form of Exhibit A hereto. Nathan's will not issue Warrants to purchase a fraction of a share of Nathan's Common Stock. For the purpose of calculating the Exchange Ratio, the value of a share of Nathan's Common Stock shall be the average closing price of a share of Nathan's Common Stock for the ten most recent days that Nathan's Common Stock has traded, ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market System.

          (b) Cancellation of Nathan's-Owned Stock. Each share of MSC Capital Stock held in the treasury of Miami Subs or owned by Merger Sub, Nathan's or any direct or indirect wholly owned subsidiary of Miami Subs or of Nathan's immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options. At the Effective Time, all options to purchase MSC Capital Stock then outstanding under Miami Subs's 1990 Executive Option Plan (the "Miami Subs Option Plan"), and the options and warrants to purchase shares of Miami Subs Common Stock otherwise listed on Schedule 1.6(c) (the "Miami Subs Stock Options") shall be assumed by Nathan's in accordance with Section 5.11 hereof.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Fractional Shares. No fraction of a share or Warrant to purchase a fraction of a share of Nathan's Common Stock will be issued by virtue of the Merger, but in lieu of fractional shares of Nathan's Common Stock, each holder of shares of MSC Capital Stock who would otherwise be entitled to a fraction of a share of Nathan's Common Stock (after aggregating all fractional shares of Nathan's Common Stock to be received by such holder) shall receive from Nathan's an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Nathan's Common Stock for the ten most recent days that Nathan's Common Stock has traded, ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market System.

     1.7. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of MSC Capital Stock who has demanded and perfected appraisal rights for such shares in accordance with the FBCA and who, as of the Effective Time, has not effectively withdrawn or forfeited such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Nathan's Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the FBCA.

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

     (b) Notwithstanding the foregoing, if any holder of shares of MSC Capital Stock who demands appraisal of such shares under the FBCA shall effectively withdraw or forfeit the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive pursuant to the Exchange Ratio Nathan's Common Stock and Warrants, without interest thereon, upon surrender of the certificate(s) representing such shares in compliance with Section 1.8.

     (c) Miami Subs shall give Nathan's (i) prompt notice of any written demands for appraisal of any shares of MSC Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the FBCA and received by Miami Subs which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the FBCA. Miami Subs shall not, except with the prior written consent of Nathan's or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of MSC Capital Stock or offer to settle or settle any such demands or approve any withdrawal of such demands.

     1.8. Surrender of Certificates.

     (a) Exchange Agent. Nathan's shall select American Stock Transfer and Trust Company or another institution reasonably satisfactory to Miami Subs to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Nathan's to Provide Common Stock. Promptly after the Effective Time, Nathan's shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Nathan's Common Stock (together with any dividends or distributions with respect thereto) and Warrants issuable pursuant to Section 1.6 in exchange for outstanding shares of MSC Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(e).

     (c) Exchange Procedures. Promptly after the Effective Time, Nathan's shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of MSC Capital Stock whose shares were converted into the right to receive shares of Nathan's Common Stock and Warrants pursuant to Section 1.6 and cash in lieu of any fractional shares pursuant to Section 1.6(e), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Nathan's may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Nathan's Common Stock, Warrants and cash in lieu of any fractional shares pursuant to Section 1.6(e). Upon surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Nathan's Common Stock, and, as applicable, Warrants and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(e). Subject to Section 1.7 hereof, until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Nathan's

Common Stock and, as applicable, Warrants into which such shares of MSC Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e).

     (d) Transfers of Ownership. If any certificate for shares of Nathan's Common Stock or any Warrant is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Exchange Agent any transfer or any other taxes required by reason of the issuance of a certificate for shares of Nathan's Common Stock or Warrant in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, Nathan's, the Surviving Corporation nor any party hereto shall be liable to any holder of MSC Capital Stock for any Nathan's Common Stock (including dividends or distributions thereon), Warrants or cash in lieu of fractional shares, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9. No Further Ownership Rights in MSC Capital Stock. All shares of Nathan's Common Stock (including dividends and distributions thereon) and Warrants issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MSC Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of MSC Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall, when accompanied by proper documentation, be exchanged and canceled as provided in this Article I.

     1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such whole number of shares of Nathan's Common Stock into which the shares of MSC Capital Stock evidenced thereby shall have been converted, and, as applicable, Warrants and cash in lieu of fractional shares; provided, however, that Nathan's may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Nathan's or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11. Taking of Necessary Action; Further Action. If, at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Miami Subs and Merger Sub, the then officers and directors of Miami Subs and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

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

     1.12. Material Adverse Effect. When used in connection with Miami Subs or Nathan's as the case may be, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that individually or when taken together with all other such changes, events or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), or results of operations or prospects of Miami Subs and its subsidiaries or Nathan's and its subsidiaries, as the case may be, taken as a whole.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF MIAMI SUBS

     Miami Subs represents and warrants to Nathan's and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Miami Subs to Nathan's and Merger Sub (the "Miami Subs Schedules", which are incorporated herein by reference and made a part hereof as if fully set forth herein), as follows:

     2.1. Organization of Miami Subs. Miami Subs is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the requisite corporate power and authority to own, lease and operate its properties and assets as and where the same are owned, operated or leased and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Miami Subs. Miami Subs has delivered to Nathan's complete and correct copies of the Articles of Incorporation and Bylaws of Miami Subs, each as amended to and as in effect on the date hereof.

     2.2. Miami Subs Capital Structure. The authorized capital stock of Miami Subs consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which there were 27,119,340 shares issued and outstanding as of November 30, 1998 and 8,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding as of November 30, 1998. All outstanding shares of MSC Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Miami Subs or any agreement or document to which Miami Subs is a party or by which it is bound. As of December 1, 1998, Miami Subs had reserved an aggregate of 4,338,716 shares of MSC Capital Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Miami Subs Stock Options outstanding as of such date. All shares of MSC Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 1.6(c) of the Miami Subs Schedules list each Miami Subs Stock Option outstanding at November 30, 1998, the name of the holder of such Miami Subs Stock Option, the number of shares subject to such Miami Subs Stock Option, the exercise price of such Miami Subs Stock Option, the number of shares as to which such Miami Subs Stock Option will have vested at such date and whether the exercisability of such Miami Subs Stock Option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicate the extent of acceleration, if any.

     2. 3. Subsidiaries.

     (a) Except for the subsidiaries listed in the Miami Subs Schedules there are no entities 10% or more of whose outstanding voting securities or other equity interest are owned, directly or indirectly through one or more intermediaries, by Miami Subs. Each subsidiary of Miami Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is indicated in the Miami Subs Schedules) and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such subsidiary and to conduct its business as it is now being conducted. Each subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by such subsidiary or the nature of the business conducted by such subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Miami Subs has delivered to Nathan's complete and correct copies of each of its subsidiaries' articles of incorporation and bylaws (or similar organizational document), in each case as amended to and as in effect on the date hereof.

     (b) The Miami Subs Schedules set forth the authorized capital stock of each subsidiary of Miami Subs, the number of outstanding shares of each class of such capital stock and Miami Subs's (or in the case of subsidiaries indirectly owned by Miami Subs, a specified subsidiary's) ownership of each such class. Miami Subs or such subsidiary has good and valid title to all such shares free and clear of all mortgages, pledges, claims, liens, security interests or other restrictions or encumbrances of any kind or nature whatsoever ("Encumbrances"). All of the outstanding shares of capital stock of each subsidiary of Miami Subs are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any subsidiary. All of the outstanding shares of each subsidiary of Miami Subs were issued in compliance with all requirements of all applicable federal and state securities laws. Except as set forth in the Miami Subs Schedules, neither Miami Subs nor any subsidiary owns any capital stock of or other equity interest of any kind or nature in any person.

     2.4. Obligations With Respect to Capital Stock.  Except as set forth in
Section 2.2, there are no equity securities of any class of Miami Subs, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Miami Subs owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Miami Subs, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in
Section 2.2, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Miami Subs or any of its subsidiaries is a party or by which it is bound obligating Miami Subs or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or acquired, of any shares of capital stock of Miami Subs or any of its subsidiaries or obligating Miami Subs or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in the Miami Subs Schedules, there are no registration rights and, to the knowledge of Miami Subs, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Miami Subs or with respect to any equity security of any class of any of its subsidiaries.

     2.5. Authority; Enforceability; Non Contravention; Consents.

     (a) Miami Subs has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the shareholders of Miami Subs. Subject to such approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Miami Subs, and this Agreement has been duly executed and delivered by Miami Subs and, assuming the due authorization, execution and delivery by Nathan's and Merger Sub, constitutes the valid and binding obligation of Miami Subs, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity. A vote of the holders of at least a majority of the outstanding shares of the MSC Capital Stock is required for Miami Subs's shareholders to approve this Agreement. Neither the execution, delivery and performance of this Agreement by Miami Subs nor consummation by Miami Subs of the transactions contemplated hereby will, (i) conflict with or violate the Articles of Incorporation or Bylaws of Miami Subs or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of Miami Subs's shareholders of the Merger as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Miami Subs or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Miami Subs's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Miami Subs or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Miami Subs or any of its subsidiaries is a party or by which Miami Subs or any of its subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Miami Subs. The Miami Subs Schedules list all material consents, waivers and approvals under any of Miami Subs's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Miami Subs in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form S-4 Registration Statement by Nathan's covering the shares of Nathan's Common Stock and the Warrants (including the shares of Nathan's Common Stock underlying such Warrants) (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Articles of Merger with the Department of State of the State of Florida, (iii) the filing of the Proxy Statement (as defined in Section 2.20) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of a Current Report on Form 8-K with the SEC, (v) the filing of a Form 15 with the SEC, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state laws and the laws of any foreign country and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Miami Subs or have a material adverse effect on the ability of Miami Subs to consummate the Merger.

     2.6. Section 607.0902 of the Florida Business Corporation Act Not Applicable. The Board of Directors of Miami Subs has taken all actions so that the restrictions contained in Section 607.0902 of the FBCA will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

     2.7. SEC Filings; Miami Subs Financial Statements.

     (a) Miami Subs has filed all forms, reports and documents required to be filed with the SEC since November 1996 and has made available to Nathan's such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents, (including those that Miami Subs may file subsequent to the date hereof) are referred to herein as the "Miami Subs SEC Reports." As of their respective dates, the Miami Subs SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Miami Subs SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing on or prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Miami Subs's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Miami Subs SEC Reports, including any Miami Subs SEC Reports filed after the date hereof until the Closing Date (the "Miami Subs Financials"), (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as specified therein or as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented in all material respects the consolidated financial position of Miami Subs and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Miami Subs contained in the Miami Subs SEC Reports as of November 30, 1998 is hereinafter referred to as the "Miami Subs Balance Sheet." Neither Miami Subs nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Miami Subs and its subsidiaries taken as a whole, except liabilities (i) provided for in the Miami Subs Balance Sheet, or (ii) incurred since the date of the Miami Subs Balance Sheet in the ordinary course of business consistent with past practices.

     (c) Miami Subs has heretofore furnished to Nathan's a complete and correct copy of any amendments or modifications, which have been prepared but have not been filed with the SEC and which are not yet required to be filed therewith, to agreements, documents or other instruments which previously had been filed by Miami Subs with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8. Absence of Certain Changes or Events. Except as set forth in the Miami Subs Schedules, since the date of the Miami Subs Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Miami Subs, (ii) any material change by Miami Subs in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or regulations and rules of the SEC, or (iii) any revaluation by Miami Subs of any of its assets having a Material Adverse Effect on Miami Subs, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.9. Taxes. Except as set forth in the Miami Subs Schedules, Miami Subs and each of its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or Miami Subs has paid on its behalf), or has set up an adequate reserve for the payment of, all material Taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Miami Subs SEC Reports reflect an adequate reserve for all material Taxes payable by Miami Subs and its subsidiaries accrued through the date of such financial statements. Except as reasonably would not be expected to have a Material Adverse Effect on Miami Subs, no deficiencies for any Taxes have been proposed, asserted or assessed against Miami Subs or any of its subsidiaries. For the purpose of this Agreement, the term "Taxes" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     2.10. Intellectual Property.

     (a) Miami Subs and its subsidiaries own, or have the right to use, sell or license all patents, trademarks, trade names, service marks, copyrights, technology, know-how, trade secrets, computer software programs or applications and tangible proprietary information and other intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "Miami Subs IP Rights"), except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on Miami Subs.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Miami Subs IP Rights (the "Miami Subs IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Miami Subs IP Rights or impair the right of Miami Subs and its subsidiaries, the Surviving Corporation or Nathan's to use, sell or license any Miami Subs IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not result in a Material Adverse Effect on Miami Subs.

     (c) (i) neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold or under development by Miami Subs or any of its subsidiaries violates any license or agreement between Miami Subs or any of its subsidiaries and any third party or infringes any intellectual property right of any other party; and (ii) there is no pending or, to the knowledge of Miami Subs, threatened claim, arbitration or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Miami Subs IP Rights, nor has Miami Subs received any written notice asserting that any Miami Subs IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on Miami Subs.

     (d) Miami Subs has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Miami Subs IP Rights.

     2.11. Compliance; Permits; Restrictions.

     (a) Neither Miami Subs nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Miami Subs or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Miami Subs or any of its subsidiaries is a party or by which Miami Subs or any of its subsidiaries or its or any of their respective properties is bound or affected, except, with respect to clauses (i) and (ii), for any conflicts, defaults or violations which would not have a Material Adverse Effect on Miami Subs. Except as set forth in the Miami Subs Schedules, to the knowledge of Miami Subs, no investigation or review by any Governmental Entity is pending or threatened against Miami Subs or its subsidiaries, nor has any Governmental Entity indicated to Miami Subs an intention to conduct the same, other than, in each such case, those the outcome of which would not have a Material Adverse Effect on Miami Subs.

     (b) Miami Subs and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Miami Subs and its subsidiaries taken as a whole (collectively, the "Miami Subs Permits"). Miami Subs and its subsidiaries are in compliance with the terms of Miami Subs Permits, except where the failure to so comply would not have a Material Adverse Effect on Miami Subs.

     2.12. Litigation. Except as set forth in the Miami Subs Schedules, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or, to Miami Subs's knowledge, any investigation pending, or as to which Miami Subs or any of its subsidiaries has received any notice of assertion nor, to Miami Subs's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Miami Subs or any of its subsidiaries which would have a Material Adverse Effect on Miami Subs, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.13. Brokers' and Finders' Fees. Miami Subs has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.14. Employee Benefit Plans. With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by Miami Subs or any trade or business (an "ERISA Affiliate") which is under common control with Miami Subs within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Miami Subs Employee Plans"), Miami Subs has made available to Nathan's a true and complete copy of, to the extent applicable, (i) such Miami Subs Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Miami Subs Employee Plan, (iv) the most recent summary plan description for each Miami Subs Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Miami Subs Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Miami Subs Employee Plan.

     2.15. Absence of Liens and Encumbrances. Miami Subs and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except as reflected in the Miami Subs Financials and except for liens for taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which would not have a Material Adverse Effect on Miami Subs.

     2.16. Environmental Matters.

     (a) Hazardous Material. Except as would not have a Material Adverse Effect on Miami Subs, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Miami Subs or any of its subsidiaries, or, to Miami Subs's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Miami Subs or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Miami Subs, neither Miami Subs nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has Miami Subs or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental

Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Miami Subs and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Miami Subs Environmental Permits") necessary for the conduct of Miami Subs's and its subsidiaries' Hazardous Material Activities and other businesses of Miami Subs and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Material Adverse Effect on Miami Subs.

     (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Miami Subs's knowledge, threatened concerning any Miami Subs Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Miami Subs or any of its subsidiaries which would have a Material Adverse Effect on Miami Subs. Miami Subs is not aware of any fact or circumstance which could involve Miami Subs or any of its subsidiaries in any environmental litigation or impose upon Miami Subs or any of its subsidiaries any environmental liability that would have a Material Adverse Effect on Miami Subs.

     2.17. Labor Matters. To Miami Subs's knowledge, there are no activities or proceedings of any labor union to organize any employees of Miami Subs or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Miami Subs or any of its subsidiaries. Miami Subs and its subsidiaries are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law), except for any noncompliance that would not have a Material Adverse Effect on Miami Subs.

     2.18. Agreements, Contracts and Commitments. Except as set forth in the Miami Subs Schedules, neither Miami Subs nor any of its subsidiaries is a party to or is bound by:

          (a) any collective bargaining agreements;

          (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (c) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Miami Subs or any of its subsidiaries on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit Miami Subs's or any of its subsidiaries' ability to terminate employees at will;

          (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Miami Subs or any of its subsidiaries and any of its present or former officers or directors;

          (f) any agreement, contract or commitment containing any covenant limiting the freedom of Miami Subs or any of its subsidiaries to engage in any line of business or compete with any person;

          (g) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

          (h) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (i) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any joint marketing or development agreement;

          (k) any distribution agreement (identifying any that contain exclusivity provisions); or

          (l) any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by Miami Subs or any of its subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

     Neither Miami Subs nor any of its subsidiaries, nor to Miami Subs's knowledge any other party to any Miami Subs Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Miami Subs is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a "Miami Subs Contract") in such a manner as would permit any other party to cancel or terminate any such Miami Subs Contract, or would permit any other party to seek damages, which cancellation, termination or damages would have a Material Adverse Effect on Miami Subs.

     2.19. Change of Control Payments. There are no plans or agreements pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of Miami Subs as a result of or in connection with the Merger.

     2.20. Statements; Proxy Statement/Prospectus. The information supplied or to be supplied by Miami Subs in writing for inclusion or incorporation by reference in the Registration Statement (as defined in Section 2.5(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made; and Nathan's shall have received a certificate, signed on behalf of Miami Subs by the President and Chief Financial Officer of Miami Subs, to the effect that nothing has come to their attention after due inquiry to cause them to believe that such representation and warranty is not true and correct. The information supplied or to be supplied by Miami Subs in writing for inclusion or incorporation by reference in the proxy statement/prospectus to be sent to the shareholders of Miami Subs and stockholders of Nathan's in connection with the meeting of Miami Subs's shareholders to consider the approval of the Merger (the "Miami Subs Shareholders' Meeting") and in connection with the meeting of Nathan's stockholders to consider the approval of the Merger (the "Nathan's Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Miami Subs's shareholders and Nathan's stockholders, or any amendment or supplement thereto, at the time of the Miami Subs Shareholders' Meeting or the Nathan's Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Miami Subs Shareholders' Meeting or the Nathan's Stockholders' Meeting which has become false or misleading; and Nathan's shall have received a certificate, signed on behalf of Miami Subs by the President and Chief Financial Officer of Miami Subs, to the effect that nothing has come to their attention after due inquiry to cause them to believe that such representation and warranty is not true and correct. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Miami Subs or any of its affiliates (other than Nathan's and its affiliates), officers or directors should be discovered by Miami Subs which should be set forth in an amendment or supplement to the Registration Statement or a supplement to the Proxy Statement, Miami Subs shall promptly inform Nathan's. Notwithstanding the foregoing, Miami Subs makes no representation or warranty with respect to any information supplied by Nathan's or Merger Sub which is contained in any of the foregoing documents.

     2.21. Board Approval. The Board of Directors of Miami Subs has, as of the date of this Agreement, (i) adopted the Merger, and (ii) resolved to recommend that the shareholders of Miami Subs approve the Merger.

     2.22. Minute Books. The minute books of Miami Subs made available to counsel for Nathan's are the only minute books of Miami Subs and contain a reasonably accurate summary, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Miami Subs.

     2.23. Political Contributions. Neither Miami Subs nor any of its subsidiaries has, directly or indirectly, (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law; or (ii) made any payment to any federal, state or foreign governmental official, or any other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States and applicable foreign jurisdictions.

     2.24. Disclosure. None of the representations and warranties by Miami Subs in this Agreement and no statement on the part of Miami Subs in the Miami Subs Schedules contains or will contain as to the applicable representation and warranty any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make any of the statements herein or therein, in light of the circumstances under which it was made, not misleading.

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

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF NATHAN'S AND MERGER SUB

     Nathan's and Merger Sub represent and warrant to Miami Subs, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Nathan's to Miami Subs (the "Nathan's Schedules", which are incorporated herein by reference and made a part hereof as if fully set forth herein), as follows:

     3.1. Organization of Nathan's. Nathan's and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and assets as and where the same are owned, operated or leased and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Nathan's. Nathan's has delivered to Miami Subs complete and correct copies of the Articles of Incorporation and Bylaws of Nathan's, each as amended to and as in effect on the date hereof .

     3.2. Nathan's Capital Structure. The authorized capital stock of Nathan's consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which there were 4,722,216 shares issued and outstanding as of November 30, 1998. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Nathan's. All outstanding shares of the Common Stock of Nathan's are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Nathan's or any agreement or document to which Nathan's is a party or by which it is bound. All of the shares of Nathan's Common Stock to be issued in exchange for MSC Capital Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Nathan's Common Stock to be issued upon conversion of the Warrants to be granted in exchange for the MSC Capital Stock at the Effective Time will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of November 30, 1998, Nathan's had reserved an aggregate of 1,225,000 shares of Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Nathan's 1992 Stock Option Plan, its Outside Director Stock Option Plan and 1998 Stock Option Plan (collectively, the "Nathan's Stock Option Plans"), under which options are outstanding for an aggregate 707,667 shares. As of November 30, 1998, Nathan's had reserved an aggregate of 350,000 shares of Common Stock, net of exercises, for issuance upon the exercise of 350,000 outstanding common stock purchase warrants. All shares of the Common Stock of Nathan's subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Nathan's Schedules list each outstanding option and warrant to acquire shares of Nathan's Common Stock at November 30, 1998, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicate the extent of acceleration, if any.

     3.3. Subsidiaries.

     (a) Except for the subsidiaries listed in the Nathan's Schedules there are no entities 10% of more of whose outstanding voting securities or other equity interest are owned, directly or indirectly through one or more intermediaries, by Nathan's. Each subsidiary of Nathan's is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is indicated in the Nathan's Schedules and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such subsidiary and to conduct its business as it is now being conducted. Each subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by such subsidiary or the nature of the business conducted by such subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Nathan's has delivered to Miami Subs complete and correct copies of each of its subsidiaries' certificate of incorporation and bylaws (or similar organizational document), in each case as amended to and as in effect on the date hereof.

     (b) The Nathan's Schedules set forth the authorized capital stock of each subsidiary of Nathan's, the number of outstanding shares of each class of such capital stock and Nathan's (or in the case of subsidiaries indirectly owned by Nathan's, a specified subsidiary's) ownership of each such class. Nathan's or such subsidiary has good and valid title to all such shares free and clear of all Encumbrances. All of the outstanding shares of capital stock of each subsidiary of Nathan's are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any subsidiary. All of the outstanding shares of each subsidiary of Nathan's were issued in compliance with all requirements of all applicable federal and state securities laws. Except as set forth in the Nathan's Schedules, neither Nathan's nor any subsidiary owns any capital stock of or other equity interest of any kind or nature in any person.

     3.4. Obligations With Respect to Capital Stock.  Except as set forth in
Section 3.2, there are no equity securities of any class of Nathan's, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Nathan's owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Nathan's, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in
Section 3.2 and as contemplated by this Agreement, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Nathan's or any of its subsidiaries is a party or by which it is bound obligating Nathan's or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Nathan's or any of its subsidiaries or obligating Nathan's or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Nathan's there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Nathan's or with respect to any equity security of any class of any of its subsidiaries.

     3.5. Authority; Enforceability; Non Contravention; Consents.

     (a) Each of Nathan's and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the stockholders of Nathan's. Subject to such approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Nathan's and this Agreement has been duly executed and delivered by each of Nathan's and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Miami Subs, this Agreement constitutes the valid and binding obligations of each of Nathan's and Merger Sub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity. A vote of the holders of at least a majority of the outstanding shares of Nathan's Common Stock is required for Nathan's stockholders to approve the Merger. Neither the execution, delivery and performance of this Agreement by each of Nathan's and Merger Sub nor consummation by each of Nathan's and Merger Sub of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or Bylaws of Nathan's or the Articles of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of its other subsidiaries, (ii) subject to obtaining the approval of the Merger by Nathan's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Nathan's or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Nathan's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Nathan's or any of its subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Nathan's or any of its subsidiaries (including Merger Sub) is a party or by which Nathan's or any of its subsidiaries (including Merger Sub) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Nathan's. The Nathan's Schedules list all material consents, waivers and approvals under any of Nathan's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Nathan's or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Department of State of the State of Florida, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of a Current Report on Form 8-K with the SEC, (v) the listing of the Nathan's Common Stock and Warrants (including the shares of Nathan's Common Stock underlying the Warrants and Miami Subs Stock Options) on the Nasdaq National Market System,

(vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state laws and the laws of any foreign country and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Nathan's or have a material adverse effect on the ability of Nathan's to consummate the Merger.

     3.6. SEC Filings; Nathan's Financial Statements.

     (a) Nathan's has filed all forms, reports and documents required to be filed with the SEC since November 1996, and has made available to Miami Subs such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Nathan's may file subsequent to the date hereof) are referred to herein as the "Nathan's SEC Reports." As of their respective dates, the Nathan's SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Nathan's SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing on or prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Nathan's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Nathan's SEC Reports (the "Nathan's Financials"), including any Nathan's SEC Reports filed after the date hereof until the Closing Date, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as specified therein or as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented in all material respects the consolidated financial position of Nathan's and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were not or are not expected to be, material in amount. The balance sheet of Nathan's contained in Nathan's SEC Reports as of September 27, 1998 is hereinafter referred to as the "Nathan's Balance Sheet." Except as disclosed in the Nathan's Financials, neither Nathan's nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Nathan's and its subsidiaries taken as a whole, except liabilities
(i) provided for in the Nathan's Balance Sheet, or (ii) incurred since the date of the Nathan's Balance Sheet in the ordinary course of business consistent with past practices.

     (c) Nathan's has heretofore furnished to Miami Subs a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Nathan's with the SEC pursuant to the Securities Act or the Exchange Act.

     3.7. Absence of Certain Changes or Events. Since the date of the Nathan's Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Nathan's, (ii) any material change by Nathan's in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or rules and regulations of the SEC, or (iii) any revaluation by Nathan's of any of its assets having a Material Adverse Effect on Nathan's, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.8. Taxes. Nathan's and each of its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or Nathan's has paid on its behalf), or has set up an adequate reserve for the payment of, all material Taxes required to be paid as shown on such returns and the most recent financial statements contained in the Nathan's SEC Reports reflect an adequate reserve for all material Taxes payable by Nathan's and its subsidiaries accrued through the date of such financial statements. Except as reasonably would not be expected to have a Material Adverse Effect on Nathan's, no deficiencies for any Taxes have been proposed, asserted or assessed against Nathan's or any of its subsidiaries.

     3.9. Intellectual Property.

     (a) Nathan's and its subsidiaries own, or have the right to use, sell or license all patents, trademarks, trade names, service marks, copyrights, technology, know-how, trade secrets, computer software programs or applications and tangible proprietary information and other intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "Nathan's IP Rights"), except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on Nathan's.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Nathan's IP Rights (the "Nathan's IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Nathan's IP Rights or impair the right of Nathan's and its subsidiaries to use, sell or license any Nathan's IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, result in a Material Adverse Effect on Nathan's.

          (c) (i) neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold or under development by Nathan's or any of its subsidiaries violates any license or agreement between Nathan's or any of its subsidiaries and any third party or infringes any intellectual property right of any other party; and (ii) there is no pending or, to the knowledge of Nathan's, threatened claim, arbitration or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Nathan's IP Rights, nor has Nathan's received any written notice asserting that any Nathan's IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on Nathan's.

          (d) Nathan's has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Nathan's IP Rights.

     3.10. Compliance; Permits; Restrictions.

          (a) Neither Nathan's nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Nathan's or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
     (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Nathan's or any of its subsidiaries is a party or by which Nathan's or any of its subsidiaries or its or any of their respective properties is bound or affected, except, with respect to clauses (i) and (ii), for any conflicts, defaults or violations which would not have a Material Adverse Effect on Nathan's. To the knowledge of Nathan's, no investigation or review by any Governmental Entity is pending or threatened against Nathan's or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not have a Material Adverse Effect on Nathan's.

          (b) Nathan's and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Nathan's and its subsidiaries taken as a whole (collectively, the "Nathan's Permits"). Nathan's and its subsidiaries are in compliance with the terms of Nathan's Permits, except where the failure to so comply would not have a Material Adverse Effect on Nathan's.

     3.11. Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or, to Nathan's knowledge, any investigation pending, or as to which Nathan's or any of its subsidiaries has received any notice of assertion nor, to Nathan's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Nathan's or any of its subsidiaries which would have a Material Adverse Effect on Nathan's, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.12. Brokers' and Finders' Fees. Nathan's has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13. Employee Benefit Plans. Nathan's has no employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Nathan's or any trade or business which is under common control with Nathan's within the meaning of Section 414 of the Code.

     3.14. Absence of Liens and Encumbrances. Nathan's and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except as reflected in the Nathan's Financials and except for liens for taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which would not have a Material Adverse Effect on Nathan's.

     3.15. Environmental Matters.

          (a) Hazardous Material. Except as would not have a Material Adverse Effect on Nathan's, no underground storage tanks and no Hazardous Materials (but excluding office and janitorial supplies) are present as a result of the deliberate actions of Nathan's or any of its subsidiaries, or, to Nathan's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Nathan's or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Nathan's, neither Nathan's nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Nathan's or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Nathan's and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Nathan's Environmental Permits") necessary for the conduct of Nathan's and its subsidiaries' Hazardous Material Activities and other businesses of Nathan's and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Material Adverse Effect on Nathan's.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Nathan's knowledge, threatened concerning any Nathan's Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Nathan's or any of its subsidiaries which would have a Material Adverse Effect on Nathan's. Nathan's is not aware of any fact or circumstance which could involve Nathan's or any of its subsidiaries in any environmental litigation or impose upon Nathan's or any of its subsidiaries any environmental liability that would have a Material Adverse Effect on Nathan's.

     3.16. Labor Matters. To Nathan's knowledge, there are no activities or proceedings of any labor union to organize any employees of Nathan's or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Nathan's or any of its subsidiaries. Nathan's and its subsidiaries are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law), except for any noncompliance that would not have a Material Adverse Effect on Nathan's.

     3.17. Agreements, Contracts and Commitments. Except as set forth in the Nathan's Schedules, neither Nathan's nor any of its subsidiaries is a party to or is bound by:

          (a) any collective bargaining agreements;

          (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (c) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Nathan's or any of its subsidiaries on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit Nathan's or any of its subsidiaries' ability to terminate employees at will;

          (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Nathan's or any of its subsidiaries and any of its officers or directors;

          (f) any agreement, contract or commitment containing any covenant limiting the freedom of Nathan's or any of its subsidiaries to engage in any line of business or compete with any person;

          (g) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

          (h) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (i) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any joint marketing or development agreement;

          (k) any distribution agreement (identifying any that contain exclusivity provisions); or

          (l) any other agreement, contract or commitment (excluding real and personal property leases) which involves payment by Nathan's or any of its subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

     Neither Nathan's nor any of its subsidiaries, nor to Nathan's knowledge any other party to any Nathan's Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Nathan's is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a "Nathan's Contract") in such a manner as would permit any other party to cancel or terminate any such Nathan's Contract, or would permit any other party to seek damages, which would have a Material Adverse Effect on Nathan's.

     3.18. Change of Control Payments. There are no plans or agreements pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers or directors of Nathan's as a result of or in connection with the Merger.

     3.19. Statements; Proxy Statement/Prospectus. The information supplied or to be supplied by Nathan's in writing for inclusion or incorporation by reference in the Registration Statement (as defined in Section 2.5(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made; and Miami Subs shall have received a certificate, signed on behalf of Nathan's by the President and Chief Financial Officer of Nathan's, to the effect that nothing has come to their attention after due inquiry to cause them to believe that such representation and warranty is not true and correct. The information supplied or to be supplied by Nathan's in writing for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Nathan's and the shareholders of Miami Subs in connection with the Nathan's Stockholders' Meeting and Miami Subs Shareholders' Meeting shall not, on the date the Proxy Statement is first mailed to Nathan's stockholders and Miami Subs's shareholders, or any amendment or supplement thereto, at the time of the Miami Subs Shareholders' Meeting or the Nathan's Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Nathan's Stockholders' Meeting or the Miami Subs Shareholders' Meeting which has become false or misleading; and Miami Subs shall have received a certificate, signed on behalf of Nathan's by the President and Chief Financial Officer of Nathan's, to the effect that nothing has come to their attention after due inquiry to cause them to believe that such representation and warranty is not true and correct. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Nathan's or any of its affiliates (other than Miami Subs), officers or directors should be discovered by Nathan's which should be set forth in an amendment or supplement to the Registration Statement or a supplement to the Proxy Statement, Nathan's shall promptly inform Miami Subs. Notwithstanding the foregoing, Nathan's makes no representation or warranty with respect to any information supplied by Miami Subs which is contained in any of the foregoing documents.

     3.20. Board Approval. The Board of Directors of Nathan's has, as of the date of this Agreement, (i) adopted the Merger, and (ii) resolved to recommend that the stockholders of Nathan's approve the Merger.

     3.21. Minute Books. The minute books of Nathan's made available to counsel for Miami Subs are the only minute books of Nathan's and contain a reasonably accurate summary, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Nathan's.

     3.22. Political Contributions. Neither Nathan's nor any of its subsidiaries has, directly or indirectly, (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law; or (ii) made any payment to any federal, state or foreign governmental official, or any other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States and applicable foreign jurisdictions.

     3.23. Disclosure. None of the representations and warranties by Nathan's or Merger Sub in this Agreement and no statement on the part of Nathan's or Merger Sub in the Nathan's Schedules contains or will contain as to the applicable representation and warranty any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make any of the statements herein or therein, in light of the circumstances under which it was made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Miami Subs (which for the purposes of this Article 4 shall include Miami Subs and each of its subsidiaries) and Nathan's (which for the purposes of this Article 4 shall include Nathan's and each of its subsidiaries) agree, except to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In furtherance of the foregoing and subject to applicable law, Miami Subs and Nathan's agree to confer, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of business. In addition, except in the case of Miami Subs as provided in Article 4 of the Miami Subs Schedules and in the case of Nathan's as provided in Article 4 of the Nathan's Schedules, without the prior written consent of the other, neither Miami Subs nor Nathan's shall do any of the following, and neither Miami Subs nor Nathan's shall permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

          (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Miami Subs IP Rights or the Nathan's IP Rights, as the case may be, other than in the ordinary course of business;

          (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (f) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan;

          (g) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire and shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Nathan's Common Stock or MSC Capital Stock, as the case may be, pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement,
     (ii) options to purchase shares of MSC Capital Stock or Nathan's Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans, (iii) shares of MSC Capital Stock or Nathan's Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of Nathan's Common Stock and Warrants pursuant to the terms hereof;

          (h) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries), except to increase the size of the Board of Directors of Nathan's to seven directors;

          (i) Except as set forth on the Miami Subs Schedules or the Nathan's Schedules, as the case may be, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Miami Subs or Nathan's, as the case may be, or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice; provided that Nathan's may enter into such a transaction if (i) Nathan's is a surviving entity in such a transaction or (ii) if Nathan's is not the surviving entity, such surviving entity specifically assumes the obligations of Nathan's hereunder;

          (j) Sell, lease, license, Encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Miami Subs or Nathan's, as the case may be;

          (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Miami Subs or Nathan's, as the case may be, or guarantee any debt securities of others (other than by Miami Subs on behalf of its franchisees in connection with the Arthur Treacher's/Miami Subs Development Project);

          (l) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

          (m) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (n) Make any grant of exclusive rights to any third party; or

          (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1. Proxy Statement/Prospectus; Registration Statement; Other Filings. As promptly as practicable after the execution of this Agreement, Miami Subs and Nathan's will prepare and file with the SEC the Proxy Statement and Nathan's will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Miami Subs and Nathan's will respond to any comments of the SEC, will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its shareholders and stockholders, respectively at the earliest practicable time. As promptly as practicable after the date of this Agreement, Miami Subs and Nathan's will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Miami Subs or Nathan's, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Miami Subs and stockholders of Nathan's, such amendment or supplement. The Proxy Statement will also include the recommendations of (i) the Board of Directors of Miami Subs in favor of approval of the Merger (except to the extent permitted by Section 5.4) and (ii) the Board of Directors of Nathan's in favor of the approval of this Agreement (except that the respective Board of Directors of Nathan's and Miami Subs may withdraw, modify or refrain from making such recommendations to the extent that the respective Board determines in good faith after consultation with outside legal counsel that such Board's fiduciary duties under applicable law require it to do so).

     5.2. Meetings of Stockholders. Promptly after the date hereof, Miami Subs will take all action necessary in accordance with the FBCA and its Articles of Incorporation and Bylaws to convene the Miami Subs Shareholders' Meeting to be held as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Merger. Miami Subs will consult with Nathan's and use its commercially reasonable efforts to hold the Miami Subs Shareholders' Meeting no more than one business day prior to the Nathan's Stockholders' Meeting. Promptly after the date hereof, Nathan's will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Nathan's Stockholders' Meeting to be held as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Merger. Nathan's will consult with Miami Subs and will use its commercially reasonable efforts to hold the Nathan's Stockholders' Meeting no more than one business day following the date on which the Miami Subs Shareholders' Meeting is convened. Nathan's and Miami Subs will each use its commercially reasonable efforts to solicit from its stockholders and shareholders, respectively, proxies in favor of such approvals and will take all other action necessary or advisable to secure the vote or consent of their stockholders and shareholders, respectively, required by Delaware Law and the FBCA, respectively, to obtain such approvals (except to the extent permitted by Section 5.4).

     5.3. Access to Information; Confidentiality. Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party (and its subsidiaries) during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party (and its subsidiaries), as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4. No Solicitation by Miami Subs.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Miami Subs and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Nathan's and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Miami Subs or any of its subsidiaries to, or afford any access to the properties, books or records of Miami Subs or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Nathan's and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Miami Subs. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or permitted under the terms of this Agreement), (ii) sale of 5% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Miami Subs will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Miami Subs will (i) notify Nathan's as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Nathan's of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the provisions of Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Miami Subs and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Nathan's); provided, however, that nothing herein shall prohibit Miami Subs's Board of Directors from taking and disclosing to Miami Subs's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (b) Notwithstanding the provisions of paragraph (a)(i) above, prior to the approval of this Agreement by the shareholders of Miami Subs at the Miami Subs Shareholders' Meeting, Miami Subs may, to the extent the Board of Directors of Miami Subs determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Miami Subs in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Miami Subs in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of Miami Subs from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Miami Subs (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Miami Subs Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, Miami Subs may refer any third party to this Section 5.4(b) or make a copy of this Section 5.4(b) available to a third party. In the event Miami Subs receives a Miami Subs Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Miami Subs from approving such Miami Subs Superior Proposal or recommending such Miami Subs Superior Proposal to Miami Subs's shareholders, if the Board determines that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Miami Subs may withdraw, modify or refrain from making its recommendation concerning the approval of the Merger; provided, however, that Miami Subs shall not accept or recommend to its shareholders, or enter into any agreement concerning, a Miami Subs Superior Proposal for a period of not less than 48 hours after Nathan's receipt of a copy of such Miami Subs Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) unless the Board of Directors of Miami Subs determines in good faith after consultation with outside legal counsel that the Board's fiduciary duties under applicable law require it to do so sooner.

     (c) Notwithstanding anything to the contrary in paragraph (b), Miami Subs will not provide any non-public information to a third party unless: (x) Miami Subs provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information; and (y) such non-public information is the same information previously delivered to Nathan's.

     5.5. Public Disclosure. Nathan's and Miami Subs will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, the Nasdaq or automated quotation system.

     5.6. Legal Requirements. Each of Nathan's, Merger Sub and Miami Subs will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby in a manner mutually acceptable to the parties hereto) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Nathan's will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Nathan's Common Stock and Warrants (including the shares of Nathan's Common Stock underlying such Warrants) pursuant hereto. Miami Subs will use its commercially reasonable efforts to assist Nathan's as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Nathan's Common Stock and Warrants (including the shares of Nathan's Common Stock underlying such Warrants) pursuant hereto.

     5.7. Third Party Consents. As soon as practicable following the date hereof, Nathan's and Miami Subs will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8. FIRPTA. At or prior to the Closing, Miami Subs, if requested by Nathan's, shall deliver to the IRS a notice that the MSC Capital Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.9. Notification of Certain Matters. Nathan's and Merger Sub will give prompt notice to Miami Subs, and Miami Subs will give prompt notice to Nathan's, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or
(b) any material failure of Nathan's and Merger Sub or Miami Subs, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.10. Best Efforts and Further Assurances. Subject to the respective rights and obligations of Nathan's and Miami Subs under this Agreement, each of the parties to this Agreement will use its best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.11. Stock Options.

     (a) At the Effective Time, each outstanding Miami Subs Stock Option, whether or not exercisable, will be assumed by Nathan's. From and after the Effective Time, each Miami Subs Stock Option so assumed by Nathan's under this Agreement shall be deemed to constitute an option to acquire Nathan's Common Stock, on the same terms and conditions as were applicable under such Miami Subs Stock Option, and (i) will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Nathan's Common Stock equal to the product of the number of shares of MSC Capital Stock that were issuable upon exercise of such Miami Subs Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Nathan's Common Stock, and (ii) the per share exercise price for the shares of Nathan's Common Stock issuable upon exercise of such assumed Miami Subs Stock Option will be equal to the amount determined by multiplying the exercise price per share of MSC Capital Stock at which such Miami Subs Stock Option was exercisable immediately prior to the Effective Time by $2.068, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Nathan's shall deliver to the holders of Miami Subs Stock Options appropriate notices setting forth such holders' right pursuant to the Miami Subs Option Plan (and agreements evidencing the grants of such Miami Subs Stock Options) or, if not granted under the Miami Subs Option Plan, the agreement governing and evidencing such Miami Subs Stock Options, and indicated that such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.11(a) after giving effect to the Merger and the assumption by Nathan's as set forth herein).

     (b) Nathan's shall take all corporate action necessary to reserve sufficient shares of Nathan's Common Stock for issuance under Section 5.11(a) and under Section 1.6(c) hereof.

     5.12. Registration Rights. As soon as practicable after the Effective Time and in no event later than ten (10) business days after the Effective Time, Nathan's shall file a registration statement on Form S-8 and Form S-3 with respect to the shares of Nathan's Common Stock subject to such assumed Miami Subs Stock Options, and following the effectiveness of such registration statements, Nathan's shall use all commercially reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     5.13. Indemnification and Insurance.

     (a) The Surviving Corporation shall assume all of the obligations of Miami Subs or any of its subsidiaries under any indemnification agreement with any present or former director, officer, employee, and/or agent of Miami Subs or any of its subsidiaries, as in effect on or prior to the Effective Time. From and after the Effective Time for a period of three years, the Surviving Corporation shall provide with respect to each director, officer, employee and agent of Miami Subs and its subsidiaries (as of the date hereof and through the Effective
Time) (the "Indemnified Parties), the indemnification rights (including any rights to advancement of reasonable expenses) which such Indemnified Parties had, whether from Miami Subs or any such subsidiary, immediately prior to the Effective Time, whether under the FBCA, the Articles of Incorporation or Bylaws of Miami Subs or such subsidiary. Notwithstanding the foregoing sentence, from and after the Effective Time for a period of three years, the Surviving Corporation shall honor any indemnification rights (including the advancement of reasonable expenses) of any former director, officer, employee and/or agent of Miami Subs or any of its subsidiaries, which any such person had, whether from Miami Subs or any such subsidiary, immediately prior to the Effective Time, whether under the FBCA, the Articles of Incorporation or Bylaws of Miami Subs or such subsidiary. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages of the Indemnified Parties substantially similar to those set forth in the Articles of Incorporation and Bylaws of Miami Subs, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties , unless such modification is required by law. Immediately following the Effective Time, Nathan's shall cause to remain in effect, if applicable, the current policies of directors' and officers' liability insurance maintained by Miami Subs or any of its subsidiaries (provided that Nathan's may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and Nathan's shall maintain such coverage for a period of three years after the Effective Time.

     (b) After the Effective Time the Surviving Corporation and Nathan's will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws and Nathan's Certificate of Incorporation or Bylaws, respectively, indemnify and hold harmless, the Indemnified Parties against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director, officer, employee or agent of Miami Subs arising out of or pertaining to the transactions contemplated by this Agreement for a period of three years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation and Nathan's, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Miami Subs, the Surviving Corporation and the Indemnified Parties and their heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Nathan's or the Surviving Corporation to the extent specified herein), and will be binding on all successors and assigns of Nathan's and the Surviving Corporation.

     5.14. NASDAQ Listing. Nathan's will use all commercially reasonable efforts to cause to be approved for listing on the Nasdaq National Market the shares of Nathan's Common Stock and Warrants issuable, and shares of Nathan's Common Stock required to be reserved for issuance in respect of the Warrants and the Miami Subs Stock Options, in connection with the Merger, upon official notice of issuance.

     5.15. Board of Directors of Nathan's. The Board of Directors of Nathan's will take all actions necessary to cause the Board of Directors of Nathan's, immediately after the Effective Time, to consist of seven persons, six of whom shall have served on the Board of Directors of Nathan's immediately prior to the Effective Time or otherwise be designated by Nathan's and one of whom, Donald Perlyn, shall have served on the Board of Directors of Miami Subs immediately prior to the Effective Time.

     5.16. Employment Agreements. On the Closing Date, Nathan's (or a subsidiary thereof) shall enter into employment agreements in form attached hereto as Exhibits B, C and D, respectively, with each of Donald L. Perlyn, Jerry W. Woda and Frank Baran, each of whom is presently an executive officer of Miami Subs.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the shareholders of Miami Subs and by the stockholders of Nathan's.

          (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC. At the effective date of the Registration Statement, the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and at the mailing of the Proxy Statement and the date of Nathan's Stockholders' Meeting and Miami Subs Shareholders' Meeting, the Proxy Statement shall not contain any untrue statement.

          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Nasdaq Listing. The shares of Nathan's Common Stock and Warrants issuable to shareholders of Miami Subs pursuant to this Agreement and such shares of Nathan's Common Stock required to be reserved for issuance in respect of the Warrants and the Miami Subs Stock Options shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (e) Authorizations; Consents. All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Miami Subs or Nathan's (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on Miami Subs or Nathan's, as the case may be.

     6.2. Additional Conditions to Obligations of Miami Subs. The obligations of Miami Subs to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Miami Subs:

          (a) Representations and Warranties. The representations and warranties of Nathan's and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases where the failure to be so true and correct, would not have a Material Adverse Effect on Nathan's; and Miami Subs shall have received a certificate, signed on behalf of Nathan's by the President and the Chief Financial Officer of Nathan's, to the effect that nothing has come to their attention after due inquiry to cause them to believe that such representations and warranties are not true and correct, except in all such cases where the failure to be so true and correct would not have a Material Adverse Effect on Nathan's;

          (b) Agreements and Covenants. Nathan's and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Miami Subs shall have received a certificate to such effect signed on behalf of Nathan's by the President and the Chief Financial Officer of Nathan's to the best of their knowledge after due inquiry;

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Nathan's shall have occurred since the date of this Agreement;

          (d) Legal Opinion. Miami Subs shall have received a legal opinion from Blau, Kramer, Wactlar & Lieberman, P.C., counsel to Nathan's, in a form reasonably acceptable to Miami Subs;

          (e) Fairness Opinion. Miami Subs shall have received a written opinion from Raymond James & Associates, Inc. to the effect that the Merger is fair to Miami Subs's shareholders from a financial point of view and shall have delivered to Nathan's a copy of such opinion; and

          (f) Due Diligence. Miami Subs shall, in its sole and absolute discretion, be satisfied with the results of its due diligence with respect to Nathan's; provided that such due diligence must be completed by no later than thirty (30) days after the delivery to Miami Subs of the completed Nathan's Schedules. Absent written notification by Miami Subs within the five (5) business days immediately after the end of such thirty (30) day period, this condition shall be deemed waived.

     6.3. Additional Conditions to the Obligations of Nathan's and Merger
Sub. The obligations of Nathan's and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Nathan's:

          (a) Representations and Warranties. The representations and warranties of Miami Subs contained in this Agreement shall be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases where the failure to be so true and correct, would not have a Material Adverse Effect on Miami Subs; and Nathan's and Merger Sub shall have received a certificate, signed on behalf of Miami Subs by the President and Chief Financial Officer of Maimi Subs, to the effect that nothing has come to their attention after due inquiry to cause them to believe that such representations and warranties are not so true and correct, except in all such cases where the failure to be so true and correct would not have a Material Adverse Effect on Miami Subs;

          (b) Agreements and Covenants. Miami Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Nathan's shall have received a certificate to such effect signed on behalf of Miami Subs by the President and the Chief Financial Officer of Miami Subs to the best of their knowledge after due inquiry;

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Miami Subs shall have occurred since the date of this Agreement;

          (d) Legal Opinion. Nathan's shall have received a legal opinion from Greenberg Traurig, P.A., counsel to Miami Subs, in a form reasonably acceptable to Nathan's;

          (e) Fairness Opinion. Nathan's shall have received a written opinion from Cruttenden & Roth Incorporated to the effect that the Merger is fair to Nathan's stockholders from a financial point of view and shall have delivered to Miami Subs a copy of such opinion; and

          (f) Due Diligence. Nathan's and Merger Sub shall, in their sole and absolute discretion, be satisfied with the results of their due diligence with respect to Miami Subs; provided that such due diligence must be completed by no later than thirty (30) days after the delivery to Nathan's and Merger Sub of the completed Miami Subs Schedules. Absent written notification by Nathan's and Merger Sub, within the five (5) business days immediately after the end of such thirty (30) day period, this condition shall be deemed waived.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Nathan's and Miami Subs:

          (a) by mutual written consent duly authorized by the Boards of Directors of Nathan's and Miami Subs;

          (b) by either Miami Subs or Nathan's if the Merger shall not have been consummated by May 15, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Miami Subs or Nathan's if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Miami Subs or Nathan's if the required approvals of the shareholders of Miami Subs or stockholders of Nathan's, as the case may be, contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders of Miami Subs or stockholders of Nathan's, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder or shareholder approval of such party, as the case may be, shall have been caused by the action or failure to act of such party in breach of this Agreement);

          (e) by either Miami Subs or Nathan's, if Miami Subs shall have accepted an Miami Subs Superior Proposal or by Nathan's if the Miami Subs's Board of Directors recommends a Miami Subs Superior Proposal to the shareholders of Miami Subs;

          (f) by Nathan's, if the Board of Directors of Miami Subs shall have withheld, withdrawn or modified in a manner adverse to Nathan's its recommendation to its shareholders in favor of approving the Merger;

          (g) by Miami Subs, if the Board of Directors of Nathan's shall have withheld, withdrawn or modified in a manner adverse to Miami Subs its recommendation to its stockholders in favor of approving the Merger;

          (h) by Miami Subs, upon a material breach of any representation, warranty, covenant or agreement on the part of Nathan's set forth in this Agreement, or if any representation or warranty of Nathan's shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Nathan's representations and warranties or breach by Nathan's is curable by Nathan's through the exercise of its commercially reasonable efforts within fifteen (15) days of the time such representation or warranty shall have become untrue or such breach, then Miami Subs may not terminate this Agreement under this Section 7.1(h) during such fifteen-day period provided Nathan's continues to exercise such commercially reasonable efforts;

          (i) by Nathan's, upon a material breach of any representation, warranty, covenant or agreement on the part of Miami Subs set forth in this Agreement, or if any representation or warranty of Miami Subs shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Miami Subs's representations and warranties or breach by Miami Subs is curable by Miami Subs through the exercise of its commercially reasonable efforts within fifteen (15) days of the time such representation or warranty shall have become untrue or such breach, then Nathan's may not terminate this Agreement under this Section 7.1(i) during such fifteen-day period provided Miami Subs continues to exercise such commercially reasonable efforts;

          (j) by either Miami Subs or Nathan's if the conditions set forth in Sections 6.2(f) or 6.3(f), respectively, are not satisfied;

          (k) by Miami Subs, if there shall have occurred any Material Adverse Effect with respect to Nathan's since the date of this Agreement; or

          (l) by Nathan's, if there shall have occurred any Material Adverse Effect with respect to Miami Subs since the date of this Agreement.

     7.2. Notice of Termination; Effect of Termination.

     (a) Subject to Section 7.2(b), any termination of this Agreement under
Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

     (b) Any termination of this Agreement by Miami Subs pursuant to Section 7.1(e) hereof shall be of no force or effect unless prior to such termination Miami Subs shall have paid to Nathan's any amounts payable pursuant to Section 7.3(b).

     7.3. Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Nathan's and Miami Subs shall share equally all fees and expenses, other than reasonable attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Miami Subs shall immediately make payment to Nathan's (by wire transfer or certified or cashiers check) of (x) $500,000 (i) in the event this Agreement is terminated by Miami Subs or Nathan's pursuant to Section 7.1(e) hereof or
(ii) in the event this Agreement is terminated by Nathan's pursuant to Section 7.1(f) hereof; or (y) $250,000 in the event this Agreement is terminated by Nathan's pursuant to Section 7.1(i) hereof.

     (c) Nathan's shall immediately make payment to Miami Subs (by wire transfer or certified or cashiers' check) of (x) $250,000 in the event this Agreement is terminated by Miami Subs pursuant to Section 7.1(g); or (y) $125,000 in the event this Agreement is terminated by Miami Subs pursuant to Section 7.1(h).

     7.4. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5. Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Non-Survival of Representations and Warranties. The representations, warranties, and covenants of Miami Subs, Nathan's and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a) if to Nathan's or Merger Sub, to:

             Nathan's Famous, Inc.
             1400 Old Country Road
             Westbury, New York 11590
             Attention: Wayne Norbitz, President
             Telephone No.: (516) 338-8500
             Telecopy No.: (516) 338-7220

             with a copy to:

             Blau, Kramer, Wactlar & Lieberman, P.C.
             100 Jericho Quadrangle
             Jericho, New York 11753
             Attention: Nancy D. Lieberman, Esq.
             Telephone No.: (516) 822-4820
             Telecopy No.: (516) 822-4824

          (b) if to Miami Subs, to:

             Miami Subs Corporation
             6300 N.W. 31st Avenue
             Fort Lauderdale, Florida 33309
             Attention: Donald Perlyn, President
             Telephone No.: (954) 973-0000
             Telecopy No.: (954) 973-7616

             with a copy to:

             Greenberg Traurig
             1221 Brickell Avenue
             Miami, Florida 33131
             Attention: Harold E. Berritt, Esq.
             Telephone No.: (305) 579-0876
             Telecopy No.:(305) 579-0717

     8.3. Interpretation; Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement, the term "knowledge" means, with respect to any matter in question, that the executive officers of Miami Subs or Nathan's, as the case may be, have actual knowledge of such matter.

     8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5. Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Miami Subs Schedules and the Nathan's Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     8.6. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Florida, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Nathan's, Merger Sub, and Miami Subs have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                                          NATHAN'S FAMOUS, INC.

                                          By: /s/ WAYNE NORBITZ
                                             -----------------------------------
                                              Name:
                                              Title:

                                          MIAMI SUBS CORPORATION

                                          By: /s/ DONALD PERLYN
                                             -----------------------------------
                                              Name:
                                              Title:

                                          MIAMI ACQUISITION CORP.

                                          By: /s/ WAYNE NORBITZ
                                             -----------------------------------
                                              Name:
                                              Title: